Filed Pursuant to Rule 433

Registration No. 333-199594

April 27, 2017

Pricing Term Sheet

£750,000,000

The Procter & Gamble Company

£375,000,000 1.375% Notes due 2025

£375,000,000 1.800% Notes due 2029

1.375% Notes due 2025

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	£375,000,000

Maturity Date:	May 3, 2025

Coupon (Interest Rate):	1.375%

Price to Public (Issue Price):	99.858% of principal amount

Semi-Annual Yield to Maturity:	1.389%

Annual Yield to Maturity:	1.394%

Spread to reference Government security:	+63 basis points

Reference Government security:	UKT 5.000% due March 7, 2025

Reference Government security yield/price:	132.29% ; 0.759%

Interest Payment Date:	May 3, commencing May 3, 2018

Day Count Convention:	ACT/ACT, following, unadjusted

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of the Comparable Government Bond Rate plus 10 basis points

Tax Redemption:	The notes will be redeemable if certain events occur involving United States taxation as described in the Prospectus Supplement

Trade Date:	April 27, 2017

Settlement Date:	May 3, 2017 (T+4 business days in the City of New York and T+3 business days in London)

Common Code:	160810106

ISIN:	XS1608101066

CUSIP:	742718 ES4

Denominations:	£100,000 x £1,000

Joint Book-Running Managers:	Barclays Bank PLC
J.P. Morgan Securities plc
Merrill Lynch International

Senior Co-Managers:	Citigroup Global Markets Limited
Deutsche Bank AG, London Branch
Goldman, Sachs & Co.
HSBC Bank plc
Morgan Stanley & Co. International plc

Co-Managers:	MUFG Securities EMEA plc
RBC Europe Limited
Banco Bilbao Vizcaya Argentaria, S.A.
ING Bank N.V. Belgian Branch
The Williams Capital Group, L.P.
Wells Fargo Securities International Limited
Fifth Third Securities, Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.

Type of Offering:	SEC Registered

Listing:	Application will be made for listing on the New York Stock Exchange on terms described in the Prospectus Supplement

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

1.800% Notes due 2029

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	£375,000,000

Maturity Date:	May 3, 2029

Coupon (Interest Rate):	1.800%

Price to Public (Issue Price):	99.903% of principal amount

Semi-Annual Yield to Maturity:	1.801%

Annual Yield to Maturity:	1.809%

Spread to reference Government security:	+68 basis points

Reference Government security:	UKT 6.000% due December 7, 2028

Reference Government security yield/price:	152.97% ; 1.121%

Interest Payment Date:	May 3, commencing May 3, 2018

Day Count Convention:	ACT/ACT, following, unadjusted

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of the Comparable Government Bond Rate plus 12.5 basis points

Tax Redemption:	The notes will be redeemable if certain events occur involving United States taxation as described in the Prospectus Supplement

Trade Date:	April 27, 2017

Settlement Date:	May 3, 2017 (T+4 business days in the City of New York and T+3 business days in London)

Common Code:	160810165

ISIN:	XS1608101652

CUSIP:	742718 ET2

Denominations:	£100,000 x £1,000

Joint Book-Running Managers:	Barclays Bank PLC
J.P. Morgan Securities plc
Merrill Lynch International

Senior Co-Managers:	Citigroup Global Markets Limited
Deutsche Bank AG, London Branch
Goldman, Sachs & Co.
HSBC Bank plc
Morgan Stanley & Co. International plc

Co-Managers:	MUFG Securities EMEA plc
RBC Europe Limited
Banco Bilbao Vizcaya Argentaria, S.A.
ING Bank N.V. Belgian Branch
The Williams Capital Group, L.P.
Wells Fargo Securities International Limited
Fifth Third Securities, Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.

Type of Offering:	SEC Registered

Listing:	Application will be made for listing on the New York Stock Exchange on terms described in the Prospectus Supplement

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC at 1-888-603-5847, J.P. Morgan Securities plc collect at +44-207-134-2468 or Merrill Lynch International at 1-800-294-1322.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.